PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

ORMAT TECHNOLOGIES, INC. REPORTS SECOND QUARTER 2007 RESULTS
Q2 Revenue up 31.2 Percent to $84.1 Million
24 MW added to generating capacity in Q2

RENO, Nevada, August 8, 2007 -- ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2007.

Second Quarter Results

For the second quarter of 2007, the Company reported total revenue of $84.1 million versus $64.1 million for the second quarter of 2006, an increase of 13.5% in the Electricity Segment and an increase of 87.3% in the Products Segment. The gross margin in the Electricity Segment was 36.2%, similar to the second quarter of 2006, while the gross margin in the Products Segment was 15.6%, an increase compared to the first quarter of 2007 but lower than the second quarter of 2006. Gross margins in the Electricity Segment have returned to pre-first quarter levels; however, margin pressure in the Products Segment remains, as we continue to fulfill contracts for products that do not have built-in escalations.

Net income for the quarter was $8.5 million, or $0.22 per share, compared to $8.4 million, or $0.24 per share, in the second quarter of 2006. There were 38.3 million weighted average shares used in the computation of diluted earnings per share in the second quarter of 2007 and 35.3 million weighted average shares during the same period of 2006.

Commenting on the results for the quarter, Dita Bronicki, President and Chief Executive Officer of Ormat, stated, ‘‘As anticipated, we had a profitable quarter. During the quarter, we focused our attention on the growth of our business and made several important strides in our organic growth plan for the Electricity Segment, adding 24 MW to our generating capacity. Commercial operation was declared in our 10 MW Galena 2 project. We also completed the construction of additional Ormat Energy Converter (OEC) units in the Ormesa and Steamboat Hills projects that added approximately 14 MW of generating capacity to our portfolio. In addition, we declared commercial operation of our 11 MW Desert Peak 2 project .In support of our future growth, we secured important long-term power purchase agreements (PPAs) as follows: for new geothermal projects, the 50 MW North Brawley PPA and the 18-30 MW Grass Valley PPA, and for Recovered Energy Generation (REG) power plants, the 22 MW OREG 2 PPAs. In the Products Segment, as announced recently, we signed a new agreement to supply a REG facility to a cement plant in West Virginia. We continue to see positive momentum in our REG business since the beginning of the year, and believe that this will continue to generate significant revenue for us for years to come.’’

Electricity Segment revenues for the quarter were $55.4 million versus $48.8 million in the same period a year ago. A majority of the increase in revenues on a year-over-year basis is attributable to an increase in capacity and better performance of our power plants.

Products Segment revenues for the quarter ended June 30, 2007 were $28.7 million, as compared with $15.3 million for the same quarter a year ago, an increase of 87.3%. Unlike the Electricity Segment, revenues in the Products Segment are more difficult to predict because of various factors, including timing of orders and the execution of each project, and can vary from period to period.

Adjusted EBITDA for the second quarter was $30.6 million compared to $29.1 million in the same quarter a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $4.0 million and $3.4 million for the quarters ended June 31, 2007 and 2006, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth project in California, and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income or loss to Adjusted EBITDA is set forth below in the release.

Cash, cash equivalents and marketable securities as of June 30, 2007 decreased to $73.0 million from $116.7 million as of December 31, 2006.

On August 8, 2007, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on August 29, 2007 to shareholders of record as of the close of business on August 22, 2007. The Company expects to pay a dividend of $0.05 per share in the next quarter as well.

Ms. Bronicki continued, ‘‘Since the first quarter, we have also made some important financial arrangements, which will help to strengthen our financial structure to continue our organic growth. As part of our previously announced tax monetization transaction, we completed the sale of partial ownership interests in our Desert Peak 2, Steamboat Hills and Galena 2 projects, from which we received $71.8 million dollars. We plan to complete a second closing by April of 2008 when Galena 3 will be completed and brought into the joint ownership, at which time we anticipate receiving an additional $46.6 million.’’

Commenting on the outlook for 2007, Ms. Bronicki said, ‘‘Following our second quarter earning results, we expect our 2007 Electricity Segment revenues to be in line with our previously provided guidance, approximately $214 million based on today’s oil prices. We also expect an additional $18 million of revenues from our share of electricity revenues generated by Mammoth and Leyte, which are accounted for under the equity method. With regard to our Products Segment, we currently expect that our 2007 revenues will be on the high side of the guidance previously provided, which is between $70 million and $72 million.’’

Ms. Bronicki concluded, ‘‘We continue to seek opportunities both domestically and internationally for geothermal and recovered energy. We see growing demand for both of these technologies, which help to address the world’s need for energy produced from clean, reliable and efficient sources.’’

Six Month Results

For the six month period ended June 30, 2007, total revenue increased 17.2% to $145.8 million from $124.4 million in the same period last year. Net income for the six month period was $2.7 million, or $0.07 per share, compared to $16.1 million, or $0.49 per share, in the same period of 2006. There were 38.2 million weighted average shares used in the computation of diluted earnings per share in the first half of 2007 and 33.5 million weighted average shares during the same period in 2006.

Electricity Segment revenue for the six month period was $99.0 million, an increase of 7.0% from $92.5 million in the same period a year ago. Products Segment revenue for the six month period was $46.8 million, an increase of 46.6%from $31.9 million in the same period in 2006.

Adjusted EBITDA for the six month period was $44.0 million dollars, compared to $57.5 million in the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $8.2 million and $7.5 million for the six months ended June 30, 2007 and 2006, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth project in California, and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income or loss to Adjusted EBITDA is set forth below in the release.

Conference Call Details

Ormat will host a live webcast to discuss its financial results and other matters in this press release at 9:00 a.m. U.S. E.D.T. on Thursday, August 9, 2007. The webcast will be available at www.ormat.com. During the webcast, management will refer to slides that will be posted on the Web site. The slides and accompanying webcast can be accessed in the Event Calendar in Investor Relations section of Ormat’s website.

A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 9031078.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal and recovered energy power plants using Organic Rankine Cycle (ORC) technology. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat is a pioneer and a leader in the manufacture of ORC power equipment its products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines - Leyte; in Guatemala - Zunil; in Kenya - Olkaria; and in Nicaragua - Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and six month periods ended June 30, 2007 and 2006
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except per share data)		(in thousands, except per share data)
Revenues:
Electricity	$55,360	$48,767	$99,018	$92,500
Products	28,692	15,319	46,781	31,907
Total revenues	84,052	64,086	145,799	124,407
Cost of revenues:
Electricity	35,328	30,936	75,050	57,803
Products	24,214	9,580	40,138	20,112
Total cost of revenues	59,542	40,516	115,188	77,915
Gross margin	24,510	23,570	30,611	46,492
Operating expenses:
Research and development expenses	1,061	890	1,765	1,663
Selling and marketing expenses	3,822	2,826	5,808	5,521
General and administrative expenses	5,162	4,404	10,909	9,088
Operating income	14,465	15,450	12,129	30,220
Other income (expense):
Interest income	1,621	2,347	3,036	3,462
Interest expense	(7,070)	(7,741)	(14,852)	(15,194)
Foreign currency translation and transaction gains (losses)	41	(69)	(675)	(77)
Other non-operating income (expense)	(4)	204	348	307
Income (loss) before income taxes and equity in income of investees	9,053	10,191	(14)	18,718
Income tax benefit (provision)	(1,992)	(2,156)	3	(4,070)
Minority interest	305	(571)	305	(571)
Equity in income of investees	1,181	931	2,412	2,210
Net income	$8,547	$8,395	$2,706	$16,287
Earnings per share - basic and diluted	$0.22	$0.24	$0.07	$0.49
Weighted average number of shares used in computation of earnings per share:
Basic	38,123	35,105	38,116	33,343
Diluted	38,255	35,254	38,248	33,475

Ormat Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2007 and December 31, 2006
(Unaudited)

	June 30, 2007	December 31, 2006
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$24,904	$20,254
Marketable securities	48,098	96,486
Restricted cash, cash equivalents and marketable securities	74,166	56,425
Receivables:
Trade	52,552	36,463
Related entity	121	879
Other	3,404	5,277
Due from Parent	—	1,459
Inventories, net	9,671	7,403
Costs and estimated earnings in excess of billings on uncompleted contracts	8,018	11,216
Deferred income taxes	2,129	1,819
Prepaid expenses and other	5,768	4,911
Total current assets	228,831	242,592
Unconsolidated investments	35,093	37,207
Deposits and other	15,195	15,081
Deferred income taxes	5,658	6,172
Property, plant and equipment, net	742,009	624,089
Construction-in-process	106,369	169,075
Deferred financing and lease costs, net	14,792	15,800
Intangible assets, net	49,656	50,086
Total assets	$1,197,603	$1,160,102
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$77,532	$70,445
Billings in excess of costs and estimated earnings on uncompleted contracts	7,960	5,803
Current portion of long-term debt:
Limited and non-recourse	8,787	8,482
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	36,853	40,054
Due to Parent, including current portion of notes payable to Parent	82,809	82,379
Total current liabilities	214,941	208,163
Long-term debt, net of current portion:
Limited and non-recourse	17,686	22,157
Full recourse	—	1,000
Senior secured notes (non-recourse)	287,792	299,316
Notes payable to Parent, net of current portion	41,241	57,841
Deferred lease income	77,540	78,883
Deferred income taxes	15,941	21,674
Liability for unrecognized tax benefits	3,642	—
Liabilities for severance pay	13,480	13,378
Asset retirement obligation	15,734	16,832
Total liabilities	687,997	719,244
Minority interest	69,095	64
Stockholders’ equity:
Common stock, par value $0.001 per share; 200,000,000 shares
authorized; 38,125,131 and 38,101,888 shares issued and outstanding, respectively	38	38
Additional paid-in capital	355,526	353,399
Retained earnings	82,851	85,053
Accumulated other comprehensive income	2,096	2,304
Total stockholders’ equity	440,511	440,794
Total liabilities and stockholders’ equity	$1,197,603	$1,160,102

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and six month periods ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net income	$8,547	$8,395	$2,706	$16,287
Adjusted for:
Equity in income of investees	(1,181)	(931)	(2,412)	(2,210)
Minority interest	(305)	571	(305)	571
Interest expense, net (including amortization of deferred financing costs)	5,449	5,394	11,816	11,732
Other non-operating expense (income)	(37)	(135)	327	(230)
Income tax provision (benefit)	1,992	2,156	(3)	4,070
Depreciation and amortization	12,134	10,227	23,694	19,786
EBITDA	26,599	25,677	35,823	$50,006
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	1,181	931	2,412	2,484
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	2,848	2,461	5,752	5,049
Adjusted EBITDA	$30,628	$29,069	$43,987	$57,539